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                                                                    Exhibit 12.1

Municipal Mortgage & Equity, LLC
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends (unaudited)
($ in thousands)

                                                         Six Months Ended               Fiscal Year ended December 31,
                                                          June 30, 2003  -----------------------------------------------------------
                                                          -------------    2002         2001         2000         1999        1998
                                                                           ----         ----         ----         ----        ----
Earnings:
Net Income                                                $   45,047    $  28,796    $  23,847    $  29,076    $  28,796   $  24,728
Add: Taxes                                                      (472)       1,484        1,383        2,006          703         -
Add: Fixed Charges and Preferred Stock Dividends              25,081       48,573       42,644       41,425       12,211       2,174
Subtract: Capitalized Interest                                   -            -            -            -            -           -
Add: Minority Interests                                          -            -            -            -            -           -
                                                          ----------    ---------    ---------    ---------    ---------   ---------
Income before Taxes, Fixed Charges and Preferred Stock
  Dividends, Capitalized Interest and Minority Interests  $   69,656    $  78,853    $  67,874    $  72,507    $  41,710   $  26,902
                                                          ==========    =========    =========    =========    =========   =========
Fixed Charges and Preferred Stock Dividends:
Preferred Stock Dividends                                 $    5,989    $  11,977   $   11,948    $  10,273    $   5,546   $   2,174

Interest Expense                                              19,092       36,596       30,696       31,152        6,665         -
Amortization of Loan Costs                                       -            -            -            -            -           -
Capitalized Interest                                             -            -            -            -            -           -
                                                          ----------    ---------   ----------    ---------    ---------   ---------
Total Fixed Charges                                           19,092       36,596       30,696       31,152        6,665         -
                                                          ----------    ---------   ----------    ---------    ---------   ---------

Total Fixed Charges and Preferred Stock Dividends         $   25,081    $  48,573   $   42,644    $  41,425    $  12,211   $   2,174
                                                          ==========    =========   ==========    =========    =========   =========
Ratio of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends                                2.777        1.623        1.592        1.750        3.416      12.374
                                                          ==========    =========   ==========    =========    =========   =========